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                            GATEWAY ENERGY CORPORATION

                            EXECUTIVE COMPENSATION PLAN
                    FOR THE FISCAL YEAR ENDING FEBRUARY 28, 1999


     This Executive Compensation Plan ("Plan") was approved by the Board of Directors of Gateway Energy Corporation ("Gateway") on November 19, 1997. The covered executives are to be determined by the Compensation Committee of the Board of Directors. As of the date of the Plan, the Plan covers the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The Plan has three components, base salary, short term incentive and long term incentive.

     BASE SALARY

          The annual base salary for covered executives shall be recommended by the Compensation Committee of the Board of Directors and approved annually by a majority of the Board of Directors exclusive of any covered executives serving as Directors.

     SHORT TERM INCENTIVE

          The Plan will include a short term incentive consisting of a cash bonus. The Target Award, i.e., the bonus amount received if 100% of the Incentive Goal (as defined below) is achieved, shall be equal to 55% of the annual base salary of each executive. The actual bonus paid will be based upon a comparison of the Incentive Actual to the Incentive Goal.

               INCENTIVE ACTUAL.   Covered executives will receive 30% of the
          bonus if the Operating Margin portion of the Incentive Actual is achieved and 70% of the bonus if the EBITDA portion of the Incentive Actual is achieved. The Operating Margin and EBITDA shall be determined annually based on the audited financial statements included in Gateway's SEC Form 10-KSB. The Operating Margin shall be a dollar amount equal to the total revenue less the cost of gas sold and operating and maintenance expenses. EBITDA shall be a dollar amount equal to total revenues less cost of gas sold, operating and maintenance expenses and general and administrative expenses (not including middle management and executive bonuses), and exclusive of interest, taxes, depreciation and amortization.


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               INCENTIVE GOAL.  The Incentive Goal for fiscal year 1999, for purposes of comparison to the Incentive Actual, shall be the Operating Margin ($5,000,000) and EBITDA ($2,745,000.00) set forth in the forecasted statements of Gateway for fiscal year 1999 as approved by a majority of the Board of Directors of Gateway exclusive of the covered executives. The Operating Margin and EBITDA portions of the Incentive Goal shall be deemed achieved if the Actual Operating Margin and the Actual EBITDA, although less than those established for the Incentive Goal, achieve an Operating Margin of $1,810,000.00 and an EBITDA of $1,295,000 for the fourth quarter ending February 28, 1999.

               THRESHOLDS.   The following Thresholds shall apply to the
          generation of a bonus:

               - An Incentive Actual equal to 85% of the Incentive Goal shall generate a bonus equal to 25% of the Target Award.

               - An Incentive Actual equal to 100% of the Incentive Goal shall generate a bonus equal to 100% of the Target Award.

               - An Incentive Actual equal to 125% of the Incentive Goal shall generate a bonus equal to 150% of the Target Award.

               - An Incentive Actual equal to 150% of the Incentive Goal shall generate a bonus equal to 200% of the Target Award.

               There will be no proration of Thresholds. As an example, an Incentive Actual of 115% will generate the same bonus as a 100% Return.

               PAYMENT OF BONUSES. The bonuses shall be paid annually within ninety (90) days of the end of the fiscal year, although the Compensation Committee, in its discretion, may advance bonuses after the first six (6) months of the fiscal year if appropriate. If the year end adjustment results in a negative balance, the negative balance shall carry over and must be vested against any successive bonus payments.


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               OVERALL BONUS LIMITATION.  Notwithstanding the achievement of any
          Threshold, actual executive bonuses for any fiscal year may not exceed 25% of Gateway's net earnings, as shown on the Form 10-KSB before executive bonuses are deducted, for that fiscal year.

     LONG TERM INCENTIVE

     The Plan shall also include a long term incentive portion comprised of non-qualified stock options on Gateway common stock. The option "pool", which pool includes options for both Middle Management and Executive Management, shall be equal to two and 1/2 percent (2.5%) of the fully diluted shares outstanding as of the Company's preceding fiscal year end. The "initial option pool" shall consist of 150,000 shares, of which 30,000 shares shall be allocated to the Middle Management Compensation Plan, and 120,000 shares allocated to the Executive Compensation Plan. On March 1, 1999 and each March 1st thereafter, unless changed by a majority of the outside directors, the pool shall be adjusted annually based on the fully diluted shares outstanding as of the preceding fiscal year end so as to maintain the pool at two and 1/2 percent (2.5%) of fully diluted shares less the unexercised options previously granted under the Middle Management Compensation Plan and the Executive Management Compensation Plan. The allocation of the option pool shall be in the discretion of the Compensation Committee.

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                                   Chairman, Compensation Committee


                              Date:
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